ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated May 2, 2014

JPMorgan Chase & Co. Trigger Step Performance Securities

Linked to the Vanguard FTSE Emerging Markets ETF due on or about May 31, 2017

Investment Description
Trigger Step Performance Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with returns linked to the performance of the Vanguard FTSE Emerging Markets ETF (the "Fund"). If the Fund Return is zero or positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the greater of the Step Return and the Fund Return. The Step Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 18% and 22%. If the Fund Return is negative and the Final Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on the Fund or any stocks held by the Fund, and the Securities will not pay interest. The contingent repayment of principal and Step Return apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Participation in Positive Fund Returns with Step Return Feature — If the Fund Return is zero or positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the greater of the Step Return and the Fund Return. If the Fund Return is less than zero, investors may be exposed to the negative Fund Return at maturity.

❑Downside Exposure with Contingent Repayment of Principal at Maturity — If the Fund Return is negative and the Final Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	May 27, 2014
	Original Issue Date (Settlement Date)[1]	May 30, 2014
	Final Valuation Date[2]	May 24, 2017
	Maturity Date[2]	May 31, 2017
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Payment at Maturity" and "Description of Securities — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Step Performance Securities linked to the Vanguard FTSE Emerging Markets ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Step Return and Initial Price will be finalized on the Trade Date and provided in the pricing supplement. You should be willing to invest in the Securities if the Step Return were set equal to the bottom of the range listed below.

Fund	Step Return	Initial Price	Trigger Price*	CUSIP	ISIN
Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO)	18% to 22%	•	80% of the Initial Price	48127E296	US48127E2963

* The Trigger Price may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II. In particular, please refer to "Additional Terms Specific to the Securities" in this free writing prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-4-II. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Vanguard FTSE Emerging Markets ETF		$10.00		$0.25		$9.75

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-4-II and "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Step Return equal to the middle of the range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.58 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.30 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-4-II and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-4-II, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

The Securities are "securities" as defined in the accompanying product supplement no. UBS-4-II.  Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-4-II:

♦	the payment at maturity on the Securities will be determined as set forth under "Indicative Terms — Payment at Maturity (per $10)" in this free writing prospectus; and
♦	all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of one share of the Fund will increase over the term of the Securities.

♦You would be willing to invest in the Securities if the Step Return were set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be finalized on the Trade Date and provided in the pricing supplement will not be less than the bottom of the range listed on the cover).

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of one share of the Fund.

♦You do not seek current income from your investment and are willing to forgo dividends paid on Fund or the stocks held by the Fund.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of one share of the Fund will decline over the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦You would be unwilling to invest in the Securities if the Step Return were set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be finalized on the trade date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of one share of the Fund.

♦You seek current income from your investment or prefer not to forgo dividends paid on the Fund or the stocks held by the Fund.

♦You are unable or unwilling to hold the Securities to maturity, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-4-II for risks related to an investment in the Securities.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security
Principal Amount:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Fund:	Vanguard FTSE Emerging Markets ETF
Term[1]:	Approximately 3 years
Payment at Maturity (per $10):

If the Fund Return is zero or positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of (i) Step Return and (ii) Fund Return)

If the Fund Return is negative and the Final Price is greater than or equal to the Trigger Price, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Price is less than the Trigger Price, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

In this scenario, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount in an amount proportionate to the negative Fund Return. Under these circumstances you will lose at least 20% of your principal at maturity.

Fund Return:	(Final Price – Initial Price) Initial Price
Step Return:	18% to 22%. The actual Step Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 18% or greater than 22%.
Initial Price:[2]	The closing price of one share of the Fund on the Trade Date
Final Price:	The closing price of one share of the Fund on the Final Valuation Date
Trigger Price:[2]	80% of the Initial Price

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	Subject to adjustment upon the occurrence of certain events affecting the Fund as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-4-II. The Trigger Price may be rounded up to the nearest cent.

Investment Timeline
Trade Date	The Initial Price is determined. The Step Return is finalized.

Maturity Date

The Final Price and the Fund Return are determined.

If the Fund Return is zero or positive, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of (i) Step Return and (ii) Fund Return)

If the Fund Return is negative and the Final Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10 + ($10 × Fund Return).

Under these circumstances, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the "constructive ownership" rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as "constructive ownership transactions" within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the "net underlying long-term capital gain" (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities' term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the "IRS") or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Securities.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Securities.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-4-II. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Fund Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Price has not declined below the Trigger Price. If the Fund Return is negative and the Final Price is less than the Trigger Price, you will lose some or all of your principal amount in an amount proportionate to the negative Fund Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Step Return Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Step Return or the Securities themselves, and the return you realize may be less than the Fund's return even if that return is positive. You can receive the full benefit of the Step Return from JPMorgan Chase only if you hold your Securities to maturity.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Fund is above the Trigger Price. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Price is not below the Trigger Price. However, if the Fund Return is negative and the Final Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Final Price is below the Trigger Price applies only at maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	The Probability That the Final Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, a Fund's volatility can change significantly over the term of the Securities. The closing price of one share of the Fund could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, if any, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions, if any, and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, if any, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the dividend rates on the Fund and the equity securities held by the Fund;
♦	interest and yield rates in the market generally;
♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the prices of the Fund; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	The Payment at Maturity on Your Securities Is Not Based on the Price of One Share of the Fund at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Price will be based solely on the closing price of one share of the Fund on the Final Valuation Date, and the Fund Return will be based on the Final Price as compared to the Initial Price. Therefore, if the closing price of one share of the Fund drops precipitously on the Final Valuation Date from the Initial Price, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing price of one share of the Fund at a time prior to such drop. Although the closing price of one share of the Fund on the maturity date or at other times during the term of your Securities may be higher than the closing price of one share of the Fund on the Final Valuation Date, you will not benefit from the closing price of one share of the Fund at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Held by the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Held by the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate any amount payable to you on the Securities by reference to the closing price of one share of the Fund on the Final Valuation Date without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Held by the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this free writing prospectus. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.

♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund, the equity securities held by the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund may adversely affect the market price of the Fund and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Fund on the Final Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that the Final Valuation Date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-4-II.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the Initial Price and the Trigger Price for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the Initial Price, the market value of your Securities and the payment at maturity if not previously called may be materially and adversely affected.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Step Return will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Step Return.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	Differences Between the Fund and Its Underlying Index — The Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and its underlying index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index.
♦	Non-U.S. Securities Risk — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	Emerging Markets Risk — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
♦	The Fund Recently Completed a Process of Transition To Tracking a New Underlying Index — Prior to January 2013, the Fund tracked the MSCI Emerging Markets Index. In January 2013, Vanguard announced that the Fund would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE's developed country indexes. Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a "dynamic" index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging

Index. As a result of this transition, the Fund no longer seeks to track, and therefore does not benefit from any future appreciation in, the South Korean equity markets. Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data. See "The Fund — Historical Information" below.
♦	The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Fund Returns from -100.00% to +100.00% and assume an Initial Price of $100, a Trigger Price of $80 and a Step Return of 20.00% (the midpoint of the range of 18.00% to 22.00%). The hypothetical Initial Price of $100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Price. The actual Initial Price and Trigger Price will be based on the closing price of one share of the Fund on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices, please see the historical information set forth under "The Fund" in this free writing prospectus. The actual Step Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 18.00% or greater than 22.00%. If the actual Step Return as determined on the Trade Date is less than 20.00%, your payment at maturity will be lower than the hypothetical payments at maturity shown belowfor any zero or positive Fund Return below the actual Step Return. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Price, Trigger Price and Step Return to be determined on the Trade Date and the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$20.000	100.00%
$190.00	90.00%	$19.000	90.00%
$180.00	80.00%	$18.000	80.00%
$170.00	70.00%	$17.000	70.00%
$160.00	60.00%	$16.000	60.00%
$150.00	50.00%	$15.000	50.00%
$140.00	40.00%	$14.000	40.00%
$130.00	30.00%	$13.000	30.00%
$120.00	20.00%	$12.000	20.00%
$110.00	10.00%	$12.000	20.00%
$105.00	5.00%	$12.000	20.00%
$100.00	0.00%	$12.000	20.00%
$95.00	-5.00%	$10.000	0.000%
$90.00	-10.00%	$10.000	0.000%
$80.00	-20.00%	$10.000	0.000%
$79.99	-20.01%	$7.799	-20.01%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

Example 1 — The closing price of one share of the Fund increases by 10% from the Initial Price of $100 to the Final Price of $110. Because the Fund Return of 10% is positive but is less than the Step Return of 20%, JPMorgan Chase will pay you your principal amount plus a return equal to the Step Return of 20%, resulting in a payment at maturity of $12.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Step Return)
$10.00 + ($10.00 × 20%) = $12.00

Example 2 — The closing price of one share of the Fund increases by 30% from the Initial Price of $100 to the Final Price of $130.

Because the Fund Return of 30% is greater than the Step Return of 20%, JPMorgan Chase will pay you your principal amount plus a return equal to the Fund Return, resulting in a payment at maturity of $13.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Fund Return)
$10.00 + ($10.00 × 30%) = $13.00

Example 3 — The closing price of one share of the Fund decreases by 10% from the Initial Price of $100 to the Final Price of $90. Because the Fund Return is negative and the Final Price is greater than the Trigger Price of $80, JPMorgan Chase will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 4 — The closing price of one share of the Fund decreases by 60% from the Initial Price of $100 to the Final Price of $40. Because the Fund Return is -60% and the Final Price is less than the Trigger Price of $80, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Fund Return)
$10.00 + ($10 × -60%) = $4.00

If the Fund Return is negative and the Final Price is less than the Trigger Price, investors will be exposed to the negative Fund Return at maturity, resulting in a loss of principal that is proportionate to the Fund's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund managed by The Vanguard Group, Inc. ("Vanguard"), the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF seeks to track the performance of a benchmark index, which we refer to as the Underlying Index with respect to the Vanguard FTSE Emerging Markets ETF, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes common stocks of companies located in emerging markets around the world.

In January 2013, Vanguard announced that the Fund would track the FTSE Emerging Index instead of the MSCI Emerging Markets Index.  The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE's developed country indexes.  Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index.  The FTSE Emerging Transition Index was a "dynamic" index representing the components of the FTSE Emerging Index plus South Korean equity exposure.  The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index.  On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index.  As a result of this transition, the Fund no longer seeks to track, and therefore does not benefit from any future appreciation in, the South Korean equity markets.  Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data.  See "The Fund — Historical Information" below.  For additional information about the Vanguard FTSE Emerging Markets ETF, see the information set forth under "The Vanguard FTSE Emerging Markets ETF" in Appendix A.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Vanguard FTSE Emerging Markets ETF, based on daily closing prices as reported by Bloomberg Professional® Service ("Bloomberg"). The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. The closing price of one share of the Fund on May 1, 2014 was $40.97. As a result of the transition of the Underlying Index described above, the historical information of the Fund prior to June 28, 2013 may be of limited value in assessing the performance of the Fund. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the Fund has experienced significant fluctuations. The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the Securities. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		$25.68	$19.04	$23.60
4/1/2009	6/30/2009		$33.89	$24.39	$31.82
7/1/2009	9/30/2009		$39.01	$30.57	$38.56
10/1/2009	12/31/2009		$41.71	$37.54	$41.00
1/1/2010	3/31/2010		$42.80	$36.85	$42.18
4/1/2010	6/30/2010		$43.98	$36.38	$37.99
7/1/2010	9/30/2010		$45.40	$38.22	$45.40
10/1/2010	12/31/2010		$49.32	$45.54	$48.15
1/1/2011	3/31/2011		$48.92	$45.00	$48.92
4/1/2011	6/30/2011		$50.71	$46.44	$48.62
7/1/2011	9/30/2011		$49.52	$35.89	$35.89
10/1/2011	12/31/2011		$43.47	$35.20	$38.21
1/1/2012	3/31/2012		$45.09	$38.57	$43.47
4/1/2012	6/30/2012		$43.99	$37.08	$39.95
7/1/2012	9/30/2012		$43.25	$38.28	$41.75
10/1/2012	12/31/2012		$44.53	$40.44	$44.53
1/1/2013	3/31/2013		$45.45	$42.24	$42.89
4/1/2013	6/30/2013		$44.79	$36.53	$38.78
7/1/2013	9/30/2013		$42.94	$37.16	$40.11
10/1/2013	12/31/2013		$42.91	$39.96	$41.14
1/1/2014	3/31/2014		$40.58	$36.67	$40.58
4/1/2014	5/1/2014	*	$41.74	$40.46	$40.97

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 1, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the daily performance of the Fund from March 10, 2005 through May 1, 2014, based on information from Bloomberg, without independent verification. The Fund's inception date was March 4, 2005 and therefore the Fund has a limited performance history. The dotted line represents a hypothetical Trigger Price, equal to 80% of the closing price of one share of the Fund on April 29, 2014. The actual Trigger Price will be based on the Initial Price and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, if any, paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Fund" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions, if any, paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

For purposes of the Securities offered by this free writing prospectus, the first and second paragraphs of the section entitled "Use of Proceeds and Hedging" on page PS-30 of the accompanying product supplement no. UBS-4-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Appendix A

The Vanguard FTSE Emerging Markets ETF

We have derived all information contained in this free writing prospectus regarding the Vanguard FTSE Emerging Markets ETF (the "Fund") from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by Vanguard Index Funds (the "Vanguard Trust") and The Vanguard Group, Inc. ("Vanguard"). The Fund is an investment portfolio of the Vanguard Trust. Vanguard is the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol "VWO."

The Vanguard Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-56846 and 811-02652, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Fund, please see the Fund's prospectus. In addition, information about Vanguard and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Fund seeks to track the performance of a benchmark index, which we refer to as the Underlying Index, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world.

In January 2013, Vanguard announced that the Fund would track the FTSE Emerging Index instead of the MSCI Emerging Markets Index.  The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE's developed country indexes.  Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index.  The FTSE Emerging Transition Index was a "dynamic" index representing the components of the FTSE Emerging Index plus South Korean equity exposure.  The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index.  On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index.  As a result of this transition, the Fund no longer seeks to track, and therefore does not benefit from any future appreciation in, the South Korean equity markets.  Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data.  See "The Fund — Historical Information" below.

Indexing Investment Approach

The Fund employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk. The Fund is subject to index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Underlying Index.

To track the Underlying Index as closely as possible, the Fund attempts to remain fully invested in stocks. To help stay fully invested and to reduce transaction costs, the Fund may invest, to a limited extent, in derivatives, including stock futures. The Fund may also use derivatives, such as total return swaps, to obtain exposure to a stock, a basket of stocks or an index. The Fund will not use derivatives for speculation or for the purpose of leveraging (magnifying) investment returns. The Fund's daily cash balance may be invested in one or more money-market funds sponsored by Vanguard. The Fund may temporarily depart from its normal investment policies and strategies when the advisor believes that doing so is in the Fund's best interest, so long as the alternative is consistent with the Fund's investment objective. The Fund may substitute a different for index for the index it currently tracks if the current index is discontinued, if the Fund's agreement with the sponsor of its target index is terminated, or for any other reason determined in good faith by the Fund's board of trustees. In any such instance, the substitute index would measure the same market segment as the current index.

Holdings Information

The following tables summarize the Fund's top holdings representing 15.70% of total net assets in individual companies as of March 31, 2014.

Top holdings in individual securities as of March 31, 2014

Company	Percentage of Total Holdings
Taiwan Semiconductor Manufacturing Co Ltd.	2.9%
Tencent Holdings Ltd	1.9%
Petroleo Brasileiro SA	1.6%
China Construction Bank Corp.	1.5%
China Mobile Ltd.	1.4%
Industrial & Commercial Bank of China Ltd.	1.3%
Vale SA	1.3%
Naspers Ltd.	1.3%
Gazprom OAO	1.3%
Itau Unibanco Holding SA	1.2%

The information above was compiled from the Vanguard website, without independent verification. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The FTSE Emerging Index

The FTSE Emerging Index is a stock index calculated, published and disseminated FTSE International Limited ("FTSE"). FTSE Emerging Markets indices are part of the FTSE Global Equity Index Series (GEIS). The FTSE Global Equity Index Series (each index included in the GEIS, an "Index") draws from a universe of over 7,400 securities in 47 different countries. It attempts to represent every equity and sector relevant to international investors' needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level. The FTSE Emerging Index is the aggregate of the Advanced and Secondary Emerging markets.

Country Selection Criteria

The following criteria must be met before a country can be included:

♦	Permission for direct equity investment by non-nationals
♦	Availability of accurate and timely data
♦	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends
♦	The demonstration of significant international investor interest in the local equity market
♦	Existence of adequate liquidity in the market

A country's classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

♦	Wealth (Gross National Income per capita)
♦	Total stock market capitalization
♦	Breadth and depth of market
♦	Any restrictions on foreign investment
♦	Free flow of foreign exchange
♦	Reliable and transparent price discovery
♦	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market etc.)
♦	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis. The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give at least six months notice before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement. Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria. An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

Determining Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company. The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

♦	The investor protection regulations present in the country of incorporation;
♦	The country in which the company is domiciled for tax purposes;
♦	The location of its factors of production;
♦	The location of its headquarters;
♦	The location of company meetings;
♦	The composition of its shareholder base;
♦	The membership of its board of directors;
♦	The currency denomination of the company's shares;
♦	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If the company fails FTSE's liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognised as having a low taxation status that has been approved by the FTSE Nationality Committee. For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity. The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee's discretion.

Eligible Securities

Most equities are eligible for the Index. Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships and Limited Liability Companies, and where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations. Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company's total market capitalization, they are implemented between quarters. WM/Reuters Spot Rates will be used to convert the market capitalization into USD. The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group. If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

♦	the index's market capitalization as at the close of that day and
♦	the market capitalization at the start of that day

'Start of the day' is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float: The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits. Free float restrictions include:

♦	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).
♦	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
♦	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
♦	Shares held within employee share plans.
♦	Shares held by public companies or by non-listed subsidiaries of public companies.
♦	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
♦	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.
♦	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.
♦	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lockin expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company's shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Market Lines:

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

♦	The secondary line's full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company's principal line and the secondary line is eligible in its own right in all respects. Should the full market capitalization of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalization of the company's principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalization remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.
♦	All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

♦	A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.
♦	An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.
♦	New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.
♦	In the event that a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional timezone to where the underlying shares are listed. Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).
♦	At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee's opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization. Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

♦	Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.
♦	Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.
♦	Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

♦	Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.
♦	Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.
♦	Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

♦	The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters. This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review. The previous trading day's data will be taken if any of the dates above are on a non trading day.
♦	The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalization for two consecutive quarters. This is assessed using data as at February 11, May 11, August 11 or November 11. The previous trading day data will be taken if any of the dates above are on a non trading day.

Constituents whose market capitalization falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

♦	Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.
♦	Cross border: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.